Exhibit 1.2

(English Translation)
SHARE HANDLING REGULATIONS

Amended on June 26, 2013

CHAPTER I.  GENERAL PROVISIONS

Article 1. (Purpose)

Pursuant to the provisions of the Articles of Incorporation of the Company, matters concerning the handling of shares of the Company shall be governed by this Regulations, as well as the applicable laws and regulations, and the rules of Japan Securities Depository Center, Inc. (“JASDEC”) concerning its share transfer business and the business operations thereof, in addition to rules established by account management institutions.

Article 2. (Transfer Agent)

The Transfer Agent of the Company and the handling office of the Transfer Agent shall be as follows:

(1)	Transfer Agent:
Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-Chome, Chiyoda-ku, Tokyo 100-8212

(2)	Handling Office:
Stock Transfer Agency Department Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-Chome, Chiyoda-ku, Tokyo 100-8212

CHAPTER II.  DIGITAL ENTRY IN REGISTER OF SHAREHOLDERS, ETC.

Article 3. (Digital Entry in Register of Shareholders)

1. Any change to the matters recorded in the register of shareholders shall be made in accordance with notices issued by JASDEC, such as the notice concerning all shareholders (sokabunushi tsuchi) (excluding the notice provided for in Article 154, Paragraph 3 of the Act on Transfer of Bonds, Stocks and Other Securities (the “Clearing Act”) (“Individual Shareholder Notice”) (kobetsu kabunushi tsuchi)).

2. Notwithstanding the provision of the immediately preceding paragraph, in the case of the issuance of new shares or in any other case provided for under the applicable laws and regulations, changes to the matters recorded in the register of shareholders shall be made without a notice issued by JASDEC.

3. All digital entries in the register of shareholders shall be in characters and/or symbols designated by JASDEC.

Article 4. (Notification regarding the Matters Recorded in Register of Shareholders)

Shareholders shall provide notification of their name or trade name and address through account management institutions, such as securities companies (“Securities Companies, Etc.”) and JASDEC, pursuant to the rules established by JASDEC.  The same shall apply in the case of any change thereof.

Article 5. (Representative of Corporations)

In the case where a shareholder is a corporation, notification of one (1) representative of such corporation shall be issued through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC.  The same shall apply in the case of any change thereof.

Article 6. (Representative of Jointly Owned Shares)

Shareholders who jointly own shares shall appoint one (1) representative and shall provide notification of the representative’s name or trade name and address through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC.  The same shall apply in the case of any change thereof.

Article 7. (Statutory Agent)

A statutory agent of a shareholder, such as a person in parental authority or a guardian (kokennin), shall provide notification of the statutory agent’s name or trade name and address through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC.  The same shall apply in the case of any change or removal thereof.

Article 8. (Notification regarding Address of Nonresident Shareholders, Etc. for Receipt of Notices)

Shareholders and registered stock pledgees who reside in foreign countries or their statutory agents shall either appoint a standing proxy who resides in Japan or designate a mailing address in Japan for receipt of notices, and shall provide notification of the appointed standing proxy’s name or trade name and address, or provide notification of the mailing address for receipt of notices through the Securities Companies, Etc. and JASDEC pursuant to the rules established by JASDEC.  The same shall apply in the case of any change or removal thereof.

Article 9. (Method of Identification through JASDEC)

All notifications from a shareholder submitted to the Company through the Securities Companies, Etc. and JASDEC shall be deemed to have been submitted by the shareholder himself/herself.

CHAPTER III. PROCEDURES FOR EXERCISE OF SHAREHOLDERS’ RIGHTS, ETC.
Article 10. (Identification of Shareholders)

1. In the case where a shareholder (including a shareholder who has submitted the Individual Shareholder Notice (kobetsu kabunushi tsuchi)) makes requests or exercises shareholder rights (the “Requests, Etc.”), such shareholder shall submit a document certifying that such Requests, Etc. were made by the shareholder himself/herself (the “Identification Document”) or provide a guarantee by a guarantor, if the Company deems such confirmation to be necessary; provided, however, that this shall not apply when a Company can confirm by itself that such Requests, Etc. have been made by such shareholder himself/herself.

2. In the case where the Requests, Etc. are made by a shareholder to the Company through the Securities Companies, Etc. and JASDEC, such Requests, Etc. shall be deemed to have been made by such shareholder himself/herself, and the Identification Document is not required.

3. In the case where the Requests, Etc. are made by a proxy on behalf of a shareholder, in addition to the procedures provided for in Sections 1 and 2 of this Article 10, the relevant shareholder shall submit a power of attorney bearing his/her signature or printed name and seal.  The name or trade name and address of the proxy shall be stated in the power of attorney.

4. The provisions of Sections 1 and 2 of this Article 10 shall apply mutatis mutandis to a proxy.

5. In the case where consent of a statutory agent is required in order for a shareholder to make Requests, Etc., a document certifying such consent shall be submitted. Article 11. (Minority Shareholders’ Rights, Etc.)
Minority shareholders’ rights, etc. set forth in the applicable laws and regulations shall be exercised in writing in a form designated by the Company.  In such case, the Company may request shareholders to submit a receipt issued by the account management institution which has received a request to issue an Individual Shareholder Notice (kobetsu kabunushi tsuchi), and a document certifying shareholder identification.

CHAPTER IV.  PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 12. (Method of Requesting Purchase of Less-than -a-full-unit Shares)

In case that purchase of less-than-a-full-unit shares is requested, such request shall be made through Securities Companies, etc. and JASDEC , pursuant to the rules established by JASDEC.

Article 13. (Determination of Purchase Price)

The purchase price per share for a purchase request in accordance with the preceding Article 12 shall be the closing price per share at the Tokyo Stock Exchange, Inc.(“TSE”) on the day on which the purchase request is received at the handling office of the Transfer Agent; provided, however, that if no sales of the share take place on the said day, or the said day fall on a holiday of the said stock exchange, the purchase price per share shall be the price per share settled at the first sale thereafter.

2. The purchase price shall be the amount obtained by multiplying the purchase price per share referred to in the preceding paragraph by the number of shares requested for purchase.

Article 14. (Payment of Purchase Price)

The Company shall pay the amount of the purchase price (hereinafter referred to as the “Purchase Price”) calculated pursuant to the preceding Article 13, unless otherwise set forth thereby, on the fourth business day from the following day on which the purchase price per share is determined in accordance with the procedure as provided by JASDEC; provided, however, that if the purchase price contains the right to dividend from surplus or stock split, etc., the Company shall pay the Purchase Price no later than the record date thereof.

2. A person requesting share purchase may request payment of the Purchase Price to be transferred to the bank deposit account designated by such person or in cash through Japan Post Bank Co., Ltd.

Article 15. (Transfer of Purchased Shares)

The less-than-a-full-unit shares requested for purchase shall be transferred to the transfer account of the Company on the date of payment or completion of the procedures for payment of the Purchase Price in accordance with the preceding Article 14.

CHAPTER V. ADDITIONAL PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 16. (Method of Request for Additional Purchase of Less-Than-One Unit shares)

In case that a shareholder who holds less-than-a-full-unit shares requests the Company to sell him/her shares in such number that will constitute one (1) unit when added to such less-than-a-unit shares (hereinafter referred to as “Request for Additional Purchase”) , such request shall be made through Securities Companies, etc. and JASDEC , pursuant to the rules established by JASDEC.

Article 17.(Request for Sale of )

If the aggregated number of shares requested in the Request for Additional Purchase on a same day exceeds the number of treasury shares available for transfer by the Company, none of the Request for Additional Purchase on the said day shall come into effect.

Article18.(Period of Suspension for Additional Purchase Request)

The Company shall suspend the acceptance of Request for Additional Purchase from the period starting from the tenth business day prior to and ending on the respective dates listed below:

(1)	March 31;

(2)	September 30;

(3)	Any other dates as provided by JASDEC, such as the record date of shareholders,etc.

2. Notwithstanding the preceding paragraph, the Company may, when it deems necessary, set additional periods for suspension of the acceptance of Request for Additional Purchase.

Article19. (Determination of Purchase Price)

The additional purchase price per share of less-than-a-full-unit share shall be the closing price on the TSE on the day on which the Request for Additional Purchase is received at the handling office of the Transfer Agent; provided, however, that if no sales of the share take place on the said day, or the said day fall on a holiday of the said stock exchange, the purchase price per share shall be the price per share settled at the first sale thereafter.

2. The additional purchase price shall be the amount obtained by multiplying the additional purchase price per share referred to in the preceding paragraph by the number of shares requested for purchase.

Article 20 (Transfer of Additionally Purchased Shares)

Application for transfer of treasury shares to the shareholder’s transfer account in a number equal to the number of shares subject to a Request for Additional Purchase shall be made on the day on which it has been confirmed that the additional purchase price has been remitted to the bank deposit account designated by the Company through Securities Company, etc. in accordance with the procedures as provided by JASDEC.

CHAPTER VI. EXCEPTIONS FOR SPECIAL ACCOUNTS

Article 21. (Exceptions for Special Accounts)

Identification confirmation of shareholders for whom special accounts have been opened and any other handling matters relating to such special accounts shall be governed by the rules established by the account management institutions of such special accounts, as well as the rules established by JASDEC.

CHAPTER VII. MISCELLANEOUS
Article 22. (Amendments or Abolition)

Any amendments to or abolition of this Regulations shall be made by resolution of the Board of Directors of the Company.

Supplementary Provisions
1. This Regulations shall take effect as of July 1, 2013.